Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Index Plus Fund, Inc.

We have examined management's assertion about Index Plus Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2004 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of December 31, 2004, and with respect to agreement of security purchases and sales, for the period from September 30, 2004 (the date of the last examination) through December 31, 2004.

* Confirmation of all securities held by Charles Schwab & Co. in book entry form;

* Reconciliation of all such securities to the books and records of the Fund and Charles Schwab & Co.;

* Agreement of five security purchases and four security sales
(representing all sales in the period) since September 30, 2004 from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Index Plus Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2004 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Index Plus Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
February 7, 2005